Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into effective October 5, 2012 by and between XRS Corporation ("XRS" or the “Company”) and Michael W. Weber ("Employee"). This Agreement establishes certain payment provisions in the event that Employee is separated from employment with XRS under the identified circumstances below. This Agreement does not create a contract of employment, and Employee continues as an employee at will. This Agreement supersedes and replaces in its entirety any previous severance arrangements between the Company and Employee, including without limitation the severance arrangements described in the letter dated February 8, 2011 from XATA Corporation to Mike Weber.

1.	Definitions.

“Change of Control” means any of the following events:

(a)
A sale, consolidation, merger, acquisition or affiliation which results in the stockholders of the Company (determined immediately prior to the consummation of the transaction) holding immediately after consummation of such transaction less than 45% of the total outstanding capital stock of the surviving or successor corporation in the transaction (the “Surviving Corporation”); or

(b)
A sale, consolidation, merger, or acquisition in which the Company becomes accountable to, or a part of, a newly created company or controlling organization where at least 51% of the members of the Board of the newly created Company or controlling organization were not members of the Company’s Board immediately prior to such sale, consolidation, merger, or acquisition; or

(c)	A sale or other disposition by the Company of all or substantially all of the assets of the Company.

“Good Reason” shall mean any of the following events:

(i)
Assignment to Employee by XRS of duties which are materially inconsistent with Employee’s then current position, duties, responsibilities, and status with XRS, except in connection with the termination of his employment for Disability (as defined below) or Cause, or

(ii)	A material diminution of Employee’s then current compensation, unless such compensation is reduced as part of a Companywide reduction for similar executives;

provided that Employee has provided notice to XRS of the occurrence of an event listed above within thirty (30) days of the occurrence and such event is not fully remedied by XRS within thirty (30) days after XRS’ receipt of written notice from Employee.

“Cause” shall mean either of the following events:

(a)
Any conviction or nolo contendere plea by Employee to a felony or gross misdemeanor, or misdemeanor involving moral turpitude, or any public conduct by Employee that has or can reasonably be expected to have a material detrimental effect on XRS; or

(b)
Any fraud, misappropriations or embezzlement, breach of confidentiality, noncompetition, fiduciary duty or other material obligation to Company, by Employee or intentional material damage to the property or business of XRS.

2.    Termination and Severance.

If (a) XRS or its successor terminates Employee's employment for any reason other than for Cause, whether or not a Change of Control has occurred, or (b) Employee terminates employment for Good Reason within six-months following a Change of Control, XRS or its successor entity shall:

(a)
pay Employee as severance either (I) Employee’s monthly base salary in effect at the time of separation if severance is triggered under Section 2(a) above or (II) Employee’s monthly base salary in effect immediately prior to the Change of Control if severance is triggered under Section 2(b) above; less customary withholdings, for twelve (12) consecutive months beginning within fifteen (15) days after the General Release (referred to below) has become irrevocable, but only if: (A) Employee has delivered to XRS or its successor a signed General Release in the form attached as Exhibit A, (B) the rescission period in Section 5 of the General Release has expired and (c) Employee has not rescinded that General Release during that rescission period;

(b)	reimbursement for outplacement services for a period of six (6) months not to exceed $10,000.00, and

(c)
if Employee timely elects to continue Employee’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Employee's behalf the Employer portions of such premiums for such coverage for the lesser of twelve (12) months or such time as Employee's COBRA/continuation rights expire (during that period the Employee shall pay the monthly Employee portions of such premiums in an amount equal to the monthly Employee paid portions in effect immediately before termination of employment).

Any other provision of this Agreement notwithstanding, XRS may terminate Employee's employment without notice if the termination is based on Cause. In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Employee shall receive only Employee’s base salary earned through the date of termination.

XRS may, subject to applicable law, terminate this Agreement by giving Employee two (2) months notice if Employee, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer. In the event of such termination, Employee shall receive only that compensation earned through the date of termination; provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

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Employee's employment and this Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, Employee shall receive only compensation earned through the date of termination provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

This Agreement does not limit or reduce any amounts payable to Employee under the terms of any cash bonus or equity incentive compensation plans.

3.    Miscellaneous.

Governing Law. This Agreement shall be governed and construed according to the laws of the State of Minnesota.

Insurance. For the period from the date hereof through at least the second anniversary of Employee’s termination of employment from Company or XRS, Company and XRS agree to maintain Employee as an insured party on all directors’ and officers’ insurance maintained by the Company and XRS for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Employee with at least the same corporate indemnification as its officers.
Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by XRS and XRS shall require any successors or assigns to expressly assume and agree to perform XRS's obligations under this Agreement.

Modification. This Agreement supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

Survival. This Agreement shall be binding upon XRS and its successors and assigns, and shall continue in effect before and after a Change of Control.

Tax Withholding/Section 409A. XRS may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as XRS determines are required to be withheld pursuant to any applicable law or regulations. This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code and should be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, in no event will the amounts payable under Section 2(i) exceed the limit allowed for an “involuntary separation from service plan” under Treas. Reg. § 1.409A-1(b)(9)(iii).

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IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

XRS Corporation

By: /s/ John J. Coughlan
Its: Chief Executive Officer

/s/ Michael W. Weber
    Michael W. Weber

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EXHIBIT A

GENERAL RELEASE

This General Release (the “General Release”) is made and entered into as of the ______ day of ______________, between Michael W. Weber (“Weber”) and XRS Corporation, a Minnesota corporation (XRS Corporation and its successors are jointly and severally referred to herein as “XRS”).

WHEREAS, XRS and Weber entered into a Severance Agreement dated October 5, 2012 (the “Severance Agreement”), which provides for the payment of certain severance payments to Weber if the payment conditions are met under the Severance Agreement;

WHEREAS, under the Severance Agreement, Weber must execute and deliver this General Release as a condition precedent to the receipt of severance payments under the Severance Agreement;

WHEREAS, Weber is no longer an officer or employee of XRS (the final date of Weber’s employment with XRS is referred to as the “Final Date of Employment”); and

WHEREAS, Weber intends to settle any and all claims that Weber has or may have against XRS, except for the continuing obligations of XRS described in Section 1 below;

NOW, THEREFORE, in consideration of the foregoing, Weber and XRS agree as follows:

1.    Continuing Obligations of XRS. This General Release does not amend, waive or discharge any obligations of XRS to Weber under any of the following (collectively, the “Continuing Obligations of XRS”):

(a)	the Severance Agreement;

(b)	accrued and unpaid salary through the Final Date of Employment;

(c)	PTO (personal time off) and other employee benefits applicable to Weber as of the Final Date of Employment;

(d)
any cash or equity compensation plans, arrangements or equity grants in effect as of the Final Date of Employment (those compensation or equity arrangements are governed by the respective plan or grant document, and are not amended, extended or terminated by this General Release);

(e)	the terms of the Articles of Incorporation and Bylaws of XRS, as applicable to officers of XRS as of the Final Date of Employment;

(f)	the provisions of the Minnesota Business Corporation Act, as applicable to officers of XRS as of the Final Date of Employment;

(g)	the officers & directors insurance for XRS, as applicable to officers of XRS as of the Final Date of Employment;

(h)	if Weber is a shareholder of XRS, any obligations of XRS to Weber as a shareholder;

(i)
any written agreement or arrangements, if any, which obligate XRS to indemnify and/or purchase officers & directors insurance for the officers of XRS (who served in such capacity as of the Final Date of Employment); or

(j)	any other applicable statute or regulation which obligates XRS to indemnify officers of XRS (who served in such capacity as of the Final Date of Employment).

2.    Release of Claims.

(a)
Except only for the Continuing Obligations of XRS, in consideration of the first $5,000 in severance that is payable under the Severance Agreement, Weber hereby fully and completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which Weber has or may have against the Releasees (as hereinafter defined), arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of Weber’s signature on this General Release, including Weber’s employment with XRS and the cessation of that employment, with the exception of possible claims under the Age Discrimination in Employment Act. For purposes of this General Release, the “Releasees” means collectively XRS, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, auditors, attorneys, employees, and insurers, and each and all thereof. Weber understands and accepts that Weber’s release of claims includes any and all possible claims, both known or unknown, asserted or unasserted, direct or indirect, including but not limited to claims based upon:

(i)	Title VII of the Federal Civil Rights Act of 1964, as amended;

(ii)	the Americans with Disabilities Act; the Equal Pay Act;

(iii)	the Fair Labor Standards Act; the Employee Retirement Income Security Act; or

(iv)	any other federal, state or local statute, ordinance or law.

Weber also understands and agrees that, except only for the Continuing Obligations of XRS, Weber is giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minnesota law; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Weber further understands and agrees that, except only for the Continuing Obligations of XRS, Weber is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Weber or Weber’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Weber also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

(b)
Except only for the Continuing Obligations of XRS, in consideration of the remainder of the severance that is payable under the Severance Agreement (after the first $5,000 referred to in Section 2(a) above), Weber hereby fully and completely releases the Releasees from each and every legal claim or demand of any kind that Weber ever had or might now have arising out of any action, conduct, or decision taking place during Weber’s employment with XRS, asserted or unasserted, known or unknown, direct or indirect, arising under or relating to the Age Discrimination in Employment Act, as amended.

3.    Other Agreements. This General Release does not amend, waive or discharge any obligations of Weber under the noncompetition and nondisclosure agreement entered into between Weber and XRS when Weber first became an employee of XRS.

4.    Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Weber for a period of 21 days after the Final Date of Employment, during which time Weber may consider whether or not to accept and sign this General Release. Weber agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Weber is advised to seek the advice of an attorney before signing this General Release (at Weber’s own expense).

5.    Rescission. Weber has been informed of Weber’s right to rescind this General Release by written notice to XRS within fifteen (15) calendar days after the execution of this General Release. Weber has been informed and understands that any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within that 15-day time period to the attention of XRS’ General Counsel, at XRS’ principal office address. If delivered by U.S. Mail, the rescission must be: (1) postmarked within that 15-day period and (2) sent by certified mail, return receipt requested. Weber understands and agreed that XRS will have no obligations to pay severance under the Severance Agreement if Weber delivers a timely notice of rescission to XRS.

6.    Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Weber and XRS and their respective successors and permitted assigns.

7.    Representation. Weber acknowledges and states that Weber has read this General Release. Weber further represents that this General Release is written in language which is understandable to Weber, that Weber fully appreciates the meaning of its terms, and that Weber enters into this General Release freely and voluntarily.

8.    Non-Admission. It is understood and agreed that this General Release does not constitute an admission by XRS of any liability, wrongdoing, or violation of any law. Further, XRS expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with Weber.

9.    Amendments. No amendment or modification of this General Release shall be deemed effective unless made in writing and signed by Weber and XRS.

XRS Corporation

_______________________________        By: _____________________________
Michael W. Weber                Title: ____________________________

Date Signed: ____________________        Date Signed: ______________________

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